Exhibit 2.3

Without prior approval of the TSX Venture Exchange (the “Exchange”) and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until «Hold_Period».

NEVADA GEOTHERMAL POWER INC.

OPTION AGREEMENT

This Option Agreement is entered into between Nevada Geothermal Power Inc. (the “Company”) and the Optionee named below pursuant to the Incentive Share Option Plan of the Company adopted by shareholders on November 30, 2005 (the “Plan”), a copy of which is attached hereto.  The Optionee and the Company confirm that on «Grant_Date» (the “Grant Date”), «Optionee», (the “Optionee”) was granted the option (the “Option”) to purchase «No_of_Options» Common Shares of the Company (the “Option Shares”) for the price (the “Option Price”) of «Exercise_Price» per Option Share.  The Options will terminate on «Expiry» (the “Expiry Date”).

1.

[● Option: vesting for IR services] Pursuant to the Plan, the Options will vest as to 25% of the number of Options at each of those dates which falls three, six, nine, and 12 months after the Grant Date.  For greater certainty, once Options have become vested, they continue to be exercisable until termination at the Expiry Date or in accordance with the early termination provisions in the Plan.

2.

The granting of the Options is subject to the terms and conditions set out in the Plan, except that in the event that the Optionee ceases to be an Eligible Person for any reason whatsoever other than death, the Options shall cease to be exercisable no more than [●Option - thirty (30) for IR, or up to ninety (90)] days after the Termination Date.

3.

Upon each exercise of an Option, the Optionee shall, if so requested by the Company, represent and agree in writing that:

(a)

the Optionee is or was a director, officer, employee or Consultant of the Company or a director, officer, employee or Consultant of any subsidiary or associate and has not been induced to purchase the Option Shares by expectation of employment or continued employment;

(b)

the Optionee (or such other person who may exercise the Option pursuant to the Plan) is purchasing the Option Shares as a principal for the Optionee’s own account (or if such Optionee is deceased, for the account of the estate of such deceased Optionee) for investment purposes, and not with a view to the distribution or resale thereof to the public;

(c)

the Optionee (or such other person who may exercise the Option pursuant to the Plan) will, prior to and upon any sale or disposition of any of the Option Shares, comply with all applicable securities laws and any other federal, provincial or state laws or regulations to the extent that such laws or regulations are applicable to the sale or disposition; and

(d)

the Optionee (or such other person who may exercise the Option pursuant to the Plan) will not offer, sell or deliver any of the Option Shares, directly or indirectly, in the United States or to any citizen or resident of, or any corporation, partnership or other entity created or organized in or under the laws of, the United States, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source, except in compliance with United States federal and state securities laws.  The Optionee acknowledges that the Company has the right to place any restriction or legend on any securities issued pursuant to this agreement or its Plan including, but in no way limited to placing a legend to the effect that the securities have not been registered under the Securities Act (1933) of the United States and may not be offered or sold in the United States unless registration or an exemption from registration is available.

4.

If the Optionee is an employee, Consultant or Management Company Employee (as such terms are defined in the Plan), the Company, by signing this Option Agreement, hereby represents that the Optionee is a bona fide employee, Consultant or Management Company Employee of the Company or its subsidiaries.

5.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the _____ day of _______________ 2006.

NEVADA GEOTHERMAL POWER INC.
By:
Director

«Optionee»